Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Earnings for the Fourth Calendar Quarter highlighted by Increased Net Income and Net Interest Income and Strong

Non-interest Income

Fourth Calendar Quarter Performance Highlights

●	Net Income: Net income for the quarter ended December 31, 2023 totaled $3.8 million or $0.51 per diluted share (including Series A preferred shares), versus $3.5 million or $0.48 per diluted share (including Series A preferred shares) in the prior linked quarter. The Company recorded adjusted (non-GAAP) net income (excluding severance expense) of $4.0 million or $0.54 per diluted share for the quarter ended December 31, 2023, versus adjusted (non-GAAP) net income (excluding litigation settlement payment) of $2.8 million or $0.38 per diluted share for the quarter ended September 30, 2023.
●	Net Interest Income: Net interest income was $12.7 million for the quarter ended December 31, 2023, an increase of $0.9 million, or 7.3% from the prior linked quarter as new loan growth at current, higher market rates began to mitigate increased funding costs.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended December 31, 2023 increased to 2.40% from 2.29% in the quarter ended September 30, 2023.
●	Strong Non-interest Income: The Company’s non-interest income increased $0.5 million or 19.1% from the September 30, 2023 quarter (excluding litigation settlement payment) to a record high $3.3 million for the quarter ended December 31, 2023.
●	Strong Liquidity Position: At December 31, 2023, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $684.3 million or approximately 262% of uninsured deposit balances.
●	Deposit Activity: Total deposits increased $169.5 million or 9.8% from September 30, 2023. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 86% of total deposits at December 31, 2023.
●	Loan Growth: Loans totaled $1.96 billion, a net increase of $82.6 million, or 17.6% annualized, from September 30, 2023, primarily driven by growth in niche-residential, conventional C&I and SBA loans.
●	Asset Quality: At December 31, 2023, the Bank’s asset quality remained strong with non-performing loans representing 0.74% of the total loan portfolio and the allowance for credit losses to total loans increasing to 1% overall. Loans secured by office space accounted for approximately 2.4% of the total loan portfolio with a total balance of $46.5 million, of which less than 1% is located in Manhattan.

●	Banking Initiatives: At December 31, 2023, the Company’s banking initiatives reflected continuing momentum:
o	SBA & USDA Banking: Gains on sale of SBA loans totaled $2.3 million for the quarter ended December 31, 2023, representing a 302% increase over the comparable 2022 quarter. Total SBA loans sold were $29.7 million for the quarter ended December 31, 2023, representing a 270% increase over the comparable 2022 quarter. Total origination volume nearly doubled from $72 million in 2022 to $141 million in 2023.
o	C&I Banking: At December 31, 2023, the Bank’s C&I Banking Team, based out of our Hauppauge Business Banking Center, concluded its first year with $45 million in deposits and $104 million in loan originations.
o	Residential Lending: The Bank achieved $77.5 million in closed loans for the quarter ended December 31, 2023 with a weighted average yield of 7.27% before origination and other fees, which average 50-100 bps, and a weighted average LTV of 63%. Originations for the calendar year ended December 31, 2023 totaled $198.4 million and had a weighted average yield of 7.20%.
●	Tangible Book Value Per Share: Tangible book value per share (including Series A preferred shares) was $22.51 at December 31, 2023 (inclusive of one-time current expected credit loss (“CECL”) implementation adjustment of $3.2 million, net of tax, or $0.43 per share) compared to $22.73 at September 30, 2023 and $21.66 at December 31, 2022.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on February 14, 2024 to stockholders of record on February 7, 2024.
●	Shelf Registration: In order to access the capital markets efficiently and expeditiously as needed to fuel the continued growth of our highly profitable and successful niche businesses and banking initiatives, the Company filed a shelf registration on Form S-3 concurrent with this earnings release.

Mineola, NY – January 24, 2024 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended December 31, 2023 and the declaration of a $0.10 per share cash dividend on both common and Series A preferred shares payable on February 14, 2024 to stockholders of record on February 7, 2024.

Earnings Summary for the Quarter Ended December 31, 2023

The Company reported net income for the quarter ended December 31, 2023 of $3.8 million or $0.51 per diluted share (including Series A preferred shares), versus $5.3 million or $0.72 per diluted share (including Series A preferred shares) in the comparable period a year ago and $3.5 million or $0.48 per diluted share (including Series A preferred shares) for the quarter ended September 30, 2023.  The Company recorded adjusted (non-GAAP) net income (excluding severance expense) of $4.0 million or $0.54 per diluted share for the quarter ended December 31, 2023, versus net income of $5.3 million or $0.72 per diluted share in the comparable 2022 quarter (which included no adjustments) and adjusted (non-GAAP) net income (excluding litigation settlement payment) of $2.8 million or $0.38 per diluted share for the quarter ended September 30, 2023, an increase of 43.4% over the linked quarter.  Returns on average assets and average stockholders’ equity were 0.69% and 8.10%, respectively, in the quarter ended December 31, 2023, versus 1.18% and 12.04%, respectively, in the comparable quarter of 2022, and 0.66% and 7.58%, respectively, in the quarter ended September 30, 2023.  Adjusted (non-GAAP) returns on average assets and average stockholders’ equity were 0.74% and 8.61%, respectively, in the quarter ended December 31, 2023, versus 1.18% and 12.04%, respectively, in the comparable quarter of 2022, and 0.53% and 6.00%, respectively, in the quarter ended September 30, 2023.

The reduction in net income recorded in the fourth calendar quarter of 2023 from the comparable 2022 quarter resulted from two primary factors.  The first was a decrease in net interest income primarily related to the rapid rise in interest rates driven by the Federal Reserve as the cost of interest bearing deposits rose faster that the yield on interest earning assets.  The second was an increase in non-interest expense largely due to growth related increases in compensation and benefits, occupancy and equipment, federal deposit insurance premiums and other operating expenses, which were partially offset by a decrease in the provision for credit losses and an increase in non-interest income.  In addition, the Company’s effective tax rate increased to 25.4% in the fourth calendar quarter of 2023 from 22.7% in the comparable 2022 period due to increased business in other states, related to our SBA and USDA lending program, coupled with lower pre-tax income.

Net interest income was $12.7 million for the quarter ended December 31, 2023, a decrease of $2.6 million, or 17.1% versus the comparable 2022 period due to compression of the Company’s net interest margin to 2.40% in the 2023 quarter from 3.49% in the comparable 2022 quarter.  The yield on interest earning assets increased to 5.91% in the 2023 quarter from 5.17% in the comparable 2022 quarter, an increase of 74 basis points, offset by a 211 basis point increase in the cost of interest-bearing liabilities to 4.19% in 2023 from 2.08% in the fourth calendar quarter of 2022.  The rapid rise in interest rates driven by the Federal Reserve and, to a lesser extent, the Company’s decision to maintain increased liquidity resulted in the higher cost of funds. Net interest income on a linked quarter basis increased $0.9 million or 7.29%.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results:  “We are extremely pleased with our fourth calendar quarter results highlighted by a 42% increase in adjusted diluted EPS, driven by margin expansion and increasing returns from our investments in SBA and C&I Banking.  Together with our sustained focus on cost management, these new initiatives will enhance earnings and capital growth into the future.  We continue to focus on increasing fee income and cost management while we further build our business verticals.  We believe the composition of our balance sheet, coupled with our growing initiatives, positions us well for the favorable interest rate environment in 2024 anticipated by economists for the financial sector.”

Balance Sheet Highlights

Total assets at December 31, 2023 were $2.27 billion versus $2.15 billion at September 30, 2023.  Total securities available for sale at December 31, 2023 was $61.4 million, an increase of $50.5 million from September 30, 2023, primarily driven by growth in collateralized loan obligations (“CLO”).  These CLOs are adjustable-rate investments tied to three-month SOFR, purchased at a weighted average yield of 7.05%.  Total deposits at December 31, 2023 increased to $1.90 billion compared to $1.74 billion at September 30, 2023.  During the quarter ended December 31, 2023, total deposits increased $169.5 million or 9.8% from September 30, 2023.  This deposit growth has enabled us to lessen our reliance on higher cost wholesale borrowings while also lowering our loan to deposit ratio from 108% at September 30, 2023 to 103% at December 31, 2023.

The Company had $528.1 million in total municipal deposits at December 31, 2023, at a weighted average rate of 4.62% versus $313.2 million at a weighted average rate of 4.53% at September 30, 2023.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of consumer deposits and market-based borrowings.  The Company continues to broaden its municipal deposit base and currently services 37 customer relationships.

Overall borrowings declined $50.9 million or 28.3% from September 30, 2023.  Total borrowings at December 31, 2023 were $129.0 million, including $2.3 million in Federal Reserve Paycheck Protection Program Liquidity Facility advances, with a weighted average rate and term of 3.59% and 31 months, respectively.  At December 31, 2023 and September 30, 2023, the Company had $126.7 million of term FHLB advances outstanding.  The Company had $49.0 million of FHLB overnight borrowings outstanding at September 30, 2023 and none at December 31, 2023.  The Company utilizes a number of strategies to manage interest rate risk, including interest rate swap agreements which currently provide a benefit to net interest income.

Stockholders’ equity was $184.8 million at December 31, 2023 compared to $185.9 million at September 30, 2023.  The $1.1 million decrease was primarily due to an increase of $1.1 million in accumulated other comprehensive loss and a decrease of $0.1 million in retained earnings.  The decrease in retained earnings was due primarily to a $4.0 million, or $3.2 million net of tax, one-time adjustment related to the implementation of the CECL accounting standard on October 1, 2023 and $0.7 million of dividends declared, which was offset by net income of $3.8 million for the quarter ended December 31, 2023.  The CECL adjustment included $4.1 million additional allowance for credit losses on the loan portfolio and a $0.1 million reduction of allowance for credit losses on unfunded commitments.  There was no adjustment recognized related to the securities portfolio.  The accumulated other comprehensive loss at December 31, 2023 was 1.33% of total equity and was comprised of a $1.5 million after tax net unrealized loss on the investment portfolio and a $1.0 million after tax net unrealized loss on derivatives.

Loan Portfolio Growth, Asset Quality and Allowance for Credit Losses

On a linked quarter basis, the Company exhibited net loan growth of $82.6 million, a 17.6% increase on an annualized basis.  For the twelve months ended December 31, 2023, the Bank’s loan portfolio grew to $1.96 billion, for an increase of 12.0%.  Year over year growth was concentrated primarily in residential, SBA and C&I loans.  At December 31, 2023, the Company’s residential loan portfolio (including home equity) amounted to $714.8 million, with an average loan balance of $488 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate and multifamily loans totaled $1.13 billion at December 31, 2023, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 60%.  The Company’s commercial real estate concentration ratio decreased to 432% of capital at December 31, 2023 versus 448% of capital at September 30, 2023, with loans secured by office space accounting for 2.4% of the total loan portfolio and totaling $47.8 million.  The Company’s loan pipeline at December 31, 2023 is approximately $272 million, with approximately 93% being niche-residential, conventional C&I and SBA and USDA lending opportunities.

Historically, the Bank has generated additional income by strategically originating and selling residential and government guaranteed loans to other financial institutions at premiums, while also retaining servicing rights in some sales.  However, due to the pace of interest rate increases since 2022, the Bank’s secondary market sale activity for residential loans remains less active, and the Bank continues originating residential loans for its own portfolio.  During the quarter ended December 31, 2023 and 2022, the Company sold SBA loans of $29.7 million and $8.0 million, respectively and recorded gain on sale of loans held-for-sale of $2.3 million and $0.6 million.

The Bank’s asset quality ratios remain strong and among the best in its peer group of community banks.  At December 31, 2023, the Company reported $14.5 million in non-performing loans which represented 0.74% of total loans outstanding.  Of the non-performing loans, $8.2 million are legacy Savoy Bank originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA.  Non-performing loans were $15.1 million at September 30, 2023.  In October 2023, a $1.1 million non-performing non-owner occupied residential loan paid in full.  During the fourth calendar quarter of 2023, the Bank recorded a provision for credit losses expense of $0.2 million.  The December 31, 2023, allowance for credit losses balance was $19.7 million versus $14.7 million at September 30, 2023.  The increase in the allowance for credit losses on loans is mostly attributable to the $4.1 million adjustment made upon adoption of ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), and additional provisioning related to increased loan volume.  The allowance for credit losses as a percent of total loans was 1.00% at December 31, 2023 versus 0.78% at September 30, 2023.

Net Interest Margin

The Bank’s net interest margin increased to 2.40% for the quarter ended December 31, 2023 from 2.29% in the September 30, 2023 quarter.  The increase from the prior linked quarter was primarily related to the increase in the average yield on loans and decrease in the average cost of borrowings, partially offset by the increase in the average cost of deposits.  The Bank’s net interest margin was 3.49% in the December 31, 2022 quarter.  The decrease from the prior year quarter was primarily related to the increase in the total cost of funds, partially offset by the increase in the average yield on loans and to a lesser extent, the Company’s decision to increase liquidity as a result of the recent industry events.  The year over year margin compression reflects the effects of the rapid and significant rise in interest rates and the competitive deposit environment.  We believe the Company is well positioned for the favorable interest rate environment anticipated by economic forecasts.

Fiscal Year Change

In October 2023, the Company’s Board of Directors approved a change in the Company’s fiscal year end from September 30 to December 31.  Accordingly, the Company is reporting a transition quarter that runs from October 1, 2023 through December 31, 2023.  The Company’s next full fiscal year began on January 1, 2024. This change will help our shareholders in reviewing our financial results and evaluating our performance. The change in the Company’s fiscal year had no impact on the Company’s historical consolidated financial position, results of operations, or cash flows.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted net income, adjusted returns on average assets and shareholders’ equity, adjusted operating efficiency ratio, and tangible common equity.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted net income and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

This release does not constitute an offer of any securities for sale.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	December 31,	September 30,	December 31,
	2023	2023	2022
Assets
Cash and cash equivalents	$177,207	$192,624	$152,298
Securities-available for sale, at fair value	61,419	10,889	12,151
Investments-held to maturity	4,041	4,108	4,336
Loans held for sale	8,332	—	—

Loans, net of deferred loan fees and costs	1,957,199	1,874,562	1,746,810
Less: allowance for credit losses (1)	(19,658)	(14,686)	(14,404)
Loans, net	1,937,541	1,859,876	1,732,406

Goodwill	19,168	19,168	19,168
Premises & fixed assets	15,886	16,057	14,886
Operating lease assets	9,754	10,193	11,409
Other assets	36,712	36,620	37,038
Assets	$2,270,060	$2,149,535	$1,983,692

Liabilities and stockholders’ equity
Core deposits	$1,382,397	$1,204,994	$1,128,394
Time deposits	522,198	530,076	389,256
Total deposits	1,904,595	1,735,070	1,517,650

Borrowings	128,953	179,849	238,273
Subordinated debentures	24,635	24,621	24,581
Operating lease liabilities	10,459	10,899	12,063
Other liabilities	16,588	13,189	13,497
Liabilities	2,085,230	1,963,628	1,806,064

Stockholders’ equity	184,830	185,907	177,628
Liabilities and stockholders’ equity	$2,270,060	$2,149,535	$1,983,692

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2023	12/31/2022
Interest income	$31,155	$22,572
Interest expense	18,496	7,308
Net interest income	12,659	15,264
Provision for credit losses (1)	200	1,500
Net interest income after provision for credit losses	12,459	13,764

Loan servicing and fee income	778	678
Service charges on deposit accounts	85	63
Gain on sale of loans held-for-sale	2,326	578
Other operating income	65	92
Non-interest income	3,254	1,411

Compensation and benefits	5,242	4,332
Occupancy and equipment	1,746	1,477
Data processing	530	418
Professional fees	729	683
Federal deposit insurance premiums	375	158
Other operating expenses	2,048	1,203
Non-interest expense	10,670	8,271

Income before income taxes	5,043	6,904
Income tax expense	1,280	1,566

Net income	$3,763	$5,338

Earnings per share ("EPS"):(2)
Basic	$0.51	$0.73
Diluted	$0.51	$0.72

Average shares outstanding for basic EPS (2)(3)	7,324,133	7,292,940
Average shares outstanding for diluted EPS (2)(3)	7,383,529	7,387,938

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.
(2)	Calculation includes common stock and Series A preferred stock.
(3)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Interest income	$31,155	$28,952	$28,459	$25,060	$22,572
Interest expense	18,496	17,153	14,954	11,136	7,308
Net interest income	12,659	11,799	13,505	13,924	15,264
Provision for credit losses (1)	200	500	500	932	1,500
Net interest income after provision for credit losses	12,459	11,299	13,005	12,992	13,764

Loan servicing and fee income	778	681	811	539	678
Service charges on deposit accounts	85	75	70	67	63
Gain on sale of loans held-for-sale	2,326	1,468	1,052	995	578
Other operating income	65	1,483	41	155	92
Non-interest income	3,254	3,707	1,974	1,756	1,411

Compensation and benefits	5,242	5,351	5,405	5,564	4,332
Occupancy and equipment	1,746	1,758	1,587	1,537	1,477
Data processing	530	516	576	441	418
Professional fees	729	800	781	881	683
Federal deposit insurance premiums	375	386	357	358	158
Other operating expenses	2,048	1,506	1,860	1,786	1,203
Non-interest expense	10,670	10,317	10,566	10,567	8,271

Income before income taxes	5,043	4,689	4,413	4,181	6,904
Income tax expense	1,280	1,166	1,319	972	1,566

Net income	$3,763	$3,523	$3,094	$3,209	$5,338

Earnings per share ("EPS"):(2)
Basic	$0.51	$0.48	$0.42	$0.44	$0.73
Diluted	$0.51	$0.48	$0.42	$0.43	$0.72

Average shares outstanding for basic EPS (2)(3)	7,324,133	7,327,345	7,332,090	7,324,036	7,292,940
Average shares outstanding for diluted EPS (2)(3)	7,383,529	7,407,483	7,407,613	7,406,933	7,387,938

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.
(2)	Calculation includes common stock and Series A preferred stock.
(3)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2023	9/30/2023	12/31/2022
ADJUSTED NET INCOME:
Net income, as reported	$3,763	$3,523	$5,338
Adjustments:
Litigation settlement payment	—	(975)	—
Severance expense	321	—	—
Total adjustments, before income taxes	321	(975)	—
Adjustment for reported effective income tax rate	81	(243)	—
Total adjustments, after income taxes	240	(732)	—
Adjusted net income	$4,003	$2,791	$5,338
Basic earnings per share - adjusted	$0.55	$0.38	$0.73
Diluted earnings per share - adjusted	$0.54	$0.38	$0.72

ADJUSTED OPERATING EFFICIENCY RATIO:
Operating efficiency ratio, as reported	67.05%	66.53%	49.60%
Adjustments:
Litigation settlement payment	—%	4.47%	—%
Severance expense	(2.02)%	—%	—%
Adjusted operating efficiency ratio	65.03%	71.00%	49.60%

ADJUSTED RETURN ON AVERAGE ASSETS	0.74%	0.53%	1.18%
ADJUSTED RETURN ON AVERAGE EQUITY	8.61%	6.00%	12.04%

(1)

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended
	12/31/2023	12/31/2022
Profitability:
Return on average assets	0.69%	1.18%
Return on average equity (1)	8.10%	12.04%
Return on average tangible equity (1)	9.06%	13.54%
Pre-provision net revenue to average assets	0.97%	1.86%
Yield on average interest-earning assets	5.91%	5.17%
Cost of average interest-bearing liabilities	4.19%	2.08%
Net interest rate spread (2)	1.72%	3.09%
Net interest margin (3)	2.40%	3.49%
Non-interest expense to average assets	1.97%	1.83%
Operating efficiency ratio	67.05%	49.60%

Average balances:
Interest-earning assets	$2,090,839	$1,733,739
Interest-bearing liabilities	1,751,330	1,391,875
Loans	1,910,409	1,681,460
Deposits	1,767,753	1,472,982
Borrowings	170,793	123,149

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Asset quality:
Provision for credit losses	$200	$500	$500	$932
Net (charge-offs)/recoveries	677	(1,183)	(10)	(457)
Allowance for credit losses	19,658	14,686	15,369	14,879
Allowance for credit losses to total loans (1)	1.00%	0.78%	0.84%	0.83%
Non-performing loans (2)(3)(4)	$14,451	$15,061	$10,785	$11,031
Non-performing loans/total loans	0.74%	0.80%	0.59%	0.62%
Non-performing loans/total assets	0.64%	0.70%	0.51%	0.53%
Allowance for credit losses/non-performing loans	136.03%	97.51%	142.50%	134.88%

Capital (Bank only):
Tier 1 Capital	$193,324	$190,928	$188,568	$185,449
Tier 1 leverage ratio	9.08%	9.16%	9.16%	9.79%
Common equity tier 1 capital ratio	13.09%	13.55%	13.16%	12.88%
Tier 1 risk based capital ratio	13.09%	13.55%	13.16%	12.88%
Total risk based capital ratio	14.22%	14.60%	14.24%	13.93%

Equity data:
Shares outstanding (5)	7,345,012	7,320,419	7,334,120	7,331,092
Stockholders’ equity	$184,830	$185,907	$182,806	$180,522
Book value per share (5)	25.16	25.40	24.93	24.62
Tangible common equity (5)	165,351	166,412	163,294	160,992
Tangible book value per share (5)	22.51	22.73	22.26	21.96
Tangible common equity (“TCE”) ratio (5)	7.35%	7.81%	7.77%	7.84%

(1)	Calculation excludes loans held for sale.
(2)	Includes $0.1 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.4 million of loans fully guaranteed by the SBA at 9/30/23.
(3)	Includes 0.1 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 6/30/23
(4)	Includes $0.7 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 3/31/23.
(5)	lncludes common stock and Series A preferred stock.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Loan distribution (1):
Residential mortgages	$689,211	$630,374	$598,747	$567,106
Multifamily	572,849	578,895	583,837	588,244
Commercial real estate	561,183	550,334	546,120	541,924
Commercial & industrial	107,912	87,575	67,918	59,184
Home equity	25,631	26,959	26,517	30,664
Consumer	413	425	364	243

Total loans	$1,957,199	$1,874,562	$1,823,503	$1,787,365

Sequential quarter growth rate	4.41%	2.80%	2.02%	2.32%

Loans sold during the quarter	$29,740	$18,403	$12,610	$12,756

Funding distribution:
Demand	$207,781	$185,731	$180,303	$178,592
N.O.W.	661,276	503,704	480,108	627,102
Savings	47,608	54,502	67,626	79,414
Money market	465,732	461,057	409,097	391,314
Total core deposits	1,382,397	1,204,994	1,137,134	1,276,422
Time	522,198	530,076	456,505	430,852
Total deposits	1,904,595	1,735,070	1,593,639	1,707,274
Borrowings	128,953	179,849	293,849	136,962
Subordinated debentures	24,635	24,621	24,608	24,594

Total funding sources	$2,058,183	$1,939,540	$1,912,096	$1,868,830

Sequential quarter growth rate - total deposits	9.77%	8.87%	(6.66)%	12.49%

Period-end core deposits/total deposits ratio	72.58%	69.45%	71.35%	74.76%

Period-end demand deposits/total deposits ratio	10.91%	10.70%	11.31%	10.46%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Tangible common equity
Total equity (2)	$184,830	$185,907	$182,806	$180,522	$177,628
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(311)	(327)	(344)	(362)	(381)
Tangible common equity (2)	$165,351	$166,412	$163,294	$160,992	$158,079

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$165,351	$166,412	$163,294	$160,992	$158,079
Total assets	2,270,060	2,149,632	2,121,783	2,071,720	1,983,692
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(311)	(327)	(344)	(362)	(381)
Tangible assets	$2,250,581	$2,130,137	$2,102,271	$2,052,190	$1,964,143
TCE ratio (2)	7.35%	7.81%	7.77%	7.84%	8.05%

Tangible book value per share
Tangible equity (2)	$165,351	$166,412	$163,294	$160,992	$158,079
Shares outstanding (2)	7,345,012	7,320,419	7,334,120	7,331,092	7,299,000
Tangible book value per share (2)	$22.51	$22.73	$22.26	$21.96	$21.66

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended December 31, 2023 and 2022

(unaudited, dollars in thousands)

	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,910,409	$28,394	5.90%	$1,681,460	$21,979	5.19%
Investment securities	56,834	940	6.56%	16,509	212	5.09%
Interest-earning cash	114,033	1,570	5.46%	29,281	275	3.73%
FHLB stock and other investments	9,563	251	10.41%	6,489	106	6.48%
Total interest-earning assets	2,090,839	31,155	5.91%	1,733,739	22,572	5.17%
Non interest-earning assets:
Cash and due from banks	7,429			10,614
Other assets	50,677			52,493
Total assets	$2,148,945			$1,796,846

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,039,062	$11,547	4.41%	$910,732	$4,764	2.08%
Time deposits	541,475	5,231	3.83%	357,994	1,547	1.71%
Total savings and time deposits	1,580,537	16,778	4.21%	1,268,726	6,311	1.97%
Borrowings	146,167	1,392	3.78%	98,576	663	2.67%
Subordinated debentures	24,626	326	5.25%	24,573	334	5.39%
Total interest-bearing liabilities	1,751,330	18,496	4.19%	1,391,875	7,308	2.08%
Demand deposits	187,216			204,256
Other liabilities	26,031			24,793
Total liabilities	1,964,577			1,620,924
Stockholders’ equity	184,368			175,922
Total liabilities & stockholders’ equity	$2,148,945			$1,796,846
Net interest rate spread			1.72%			3.09%
Net interest income/margin		$12,659	2.40%		$15,264	3.49%